Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of June 15, 2016 (the “Effective Date”), by and between ZP OPCO, INC., a Delaware corporation and wholly owned subsidiary of Zosano Pharma Corporation (the “Company”), having its principal place of business at 34790 Ardentech Court, Fremont, California 94555 and Georgia Erbez (the “Consultant”). The Company and the Consultant may be referred to herein individually as “Party” or collectively, as “Parties.”

Recitals

WHEREAS, the Company desires to engage Consultant to provide certain services on an interim basis consistent with the services previously provided by the Company’s chief financial officer and described below, and Consultant desires to provide such services, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties hereby agree as follows:

Agreement

1.	Consulting Services.

Commencing on the Effective Date, the Company hereby retains Consultant, and Consultant hereby agrees to perform consulting services for the Company as set forth herein. As consultant, Consultant agrees to devote her best efforts to provide interim chief financial officer support upon the Company’s request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by the Company. Consultant shall provide consulting services similar to services provided by a Chief Financial Officer of a comparable company, with principal responsibility for financial activities including but not limited to the responsibilities and activities as described in Exhibit A attached hereto (the “Services”). The specific nature and amount of the Services to be performed shall be as determined by the Company during the term of this Agreement. Consultant shall only devote such time as is described in Exhibit A attached hereto to perform the Services and shall render the Services at such times as may be mutually agreed upon by Consultant and the Company. Consultant shall perform the Services at any Company location or at other places, upon mutual agreement of the parties hereto. Consultant will perform the Services, and provide the results thereof, with the highest degree of professional skill and expertise. Consultant may use the assistance of other individuals only with the prior written consent of the Company. Consultant shall report to the Company’s President and Chief Executive Officer.

2.	Compensation.

Exhibit A attached hereto sets forth the amount and timing of payment for the Services and reimbursable expenses. The Company will also reimburse Consultant for expenses actually incurred by Consultant in performing the Services, including but not limited to travel and accommodation expenses, so long as such expenses are reasonable and necessary as determined by the Company and approved in advance by Company. Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to the Company.

3.	Independent Contractor.

The Parties understand and agree that Consultant is an independent contractor and not an employee of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from Consultant’s fees for taxes or insurance (except as otherwise required by applicable law or regulation). Any payroll and employment taxes, insurance, and benefits imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant.

4.	Recognition of Company’s Rights; Nondisclosure.

Consultant recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities. Consultant agrees as follows:

4.1 At all times during the term of Consultant’s association with the Company and thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Consultant’s performing requested Services for the Company or is expressly authorized in writing by an officer of the Company. It is understood that the Proprietary Information will remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information including, but not limited to, having each employee, agent or representative of Consultant, if any, with access to any Proprietary Information execute a nondisclosure agreement containing provisions in the Company’s favor substantially similar to Sections 4 and 13 of this Agreement.

4.2 The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company or any of its affiliates, including without limitation Zosano Pharma Corporation, a Delaware corporation and the Company’s parent (“Parent”). By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, prototypes, devices, hardware, software, electronic components and materials, and procedures for producing any such items, as well as data, know-how, improvements, inventions, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling activities, business models, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

4.3 In addition, Consultant understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes. During the term of Consultant’s association with the Company and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Consultant’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.

5.	Intellectual Property Rights.

5.1 Consultant shall promptly and fully disclose to the Company any and all ideas, inventions, technologies, discoveries, improvements, know-how and techniques that the Consultant conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, during or as a result of performing the Services for the Company under this Agreement (collectively, the “Inventions”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all Services provided and results thereof and such records shall be available to and remain the sole property of the Company at all times. Consultant agrees that any and all Inventions, including any related patents, copyrights, trade secrets and trademark rights, shall be the sole and exclusive property of the Company.

5.2 Consultant hereby assigns to the Company her entire right, title and interest in and to all Inventions. Consultant hereby designates the Company as her agent for, and grants to the Company a power of attorney, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignment from the Consultant to the Company. Consultant will perform other activities necessary to effect the intent of this Section 5.2.

5.3 Consultant further agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries.

5.4 Consultant agrees to submit to the Company any proposed publication that contains any discussion relating to the Company, Proprietary Information, Inventions or work performed by Consultant for the Company hereunder. Consultant further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld.

6.	Noncompetition and Nonsolicitation of Employees.

6.1 During the term of this Agreement, Consultant will not, without the prior consent of the Company’s Board of Directors, engage in any commercial business activity that competes in any way with any business then being conducted or planned by the Company relating to the research, discovery, development, manufacture or commercialization of transdermal drug delivery systems or patches for administering pharmaceutical compounds to humans, except that Consultant may continue the affiliations set forth in Exhibit B.

6.2 During the term of this Agreement and for one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.

6.3 If any restriction set forth in Sections 6.1 and 6.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.	No Conflicting Obligation.

7.1 Consultant represents that Consultant’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement.

7.2 Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement.

8.	No Improper Use of Materials.

Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

9.	Term and Termination.

9.1 This Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of one (1) year after the Effective Date, unless earlier terminated as provided below.

9.2 Consultant or the Company may terminate the Agreement at any time and for any reason by giving no less than thirty (30) days prior written notice to the other Party.

9.3 The obligations set forth in Sections 4, 5, 6 and 9 through 16 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Company, and promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.

10.	Assignment.

The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. Any assignment not in accordance with this Section 10 shall be void.

11.	Legal and Equitable Remedies; Indemnification.

Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

Company represents and warrants that it presently has in effect errors and omission insurance policies which policy shall cover Consultant during the term of this Agreement.

12.	Compliance with Applicable Laws and Obligations.

Consultant will perform the Services in compliance with all applicable laws.

13.	Governing Law; Severability.

This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

14.	Complete Understanding; Modification.

This Agreement, and the Exhibits mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements between the Parties. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

15.	Notices.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

16.	Counterparts.

This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ZP OPCO, INC.	Consultant

By: /s/ Konstantinos Alataris	/s/ Georgia Erbez
Name: Konstantinos Alataris	Name: Georgia Erbez
Title: President, Chief Executive Officer

EXHIBIT A

SERVICES AND COMPENSATION

Services:

The consultant shall provide interim chief financial officer support as requested and approved by the CEO of the Company.

Time to be devoted:

Consultant shall provide services as requested and agreed to by the Company on an as needed basis.

Consideration:

During the term of this Agreement, the Company will compensate the Consultant at the hourly rate of $375 for all services requested and approved by the Company beforehand, and performed and invoiced under this Agreement. Consultant will send an invoice to the Company on a semi-monthly basis, which lists dates and hours that Services were performed under this Agreement. The Company will pay such invoices promptly following the approval of the Chief Executive Officer of the Company.

Expenses that will be reimbursed:

The Company shall reimburse Consultant for business expenses that are reasonable and necessary for Consultant to perform, and were incurred by Consultant in the course of the performance of Consultant’s duties pursuant to this Agreement and in accordance with the Company’s general policies. Such expenses shall be reimbursed upon Consultant’s submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.

IT Hardware/Software:

The consultant will have the option to use both the Company’s hardware and software to provide interim consulting services. Upon the termination or expiration of this Agreement, the Consultant agrees to immediately return all Company issued hardware and software to the Company.

EXHIBIT B

AFFILIATIONS